Exhibit 99.1

Temecula Valley Bank Agrees to FDIC Action Plan

Agreement Builds Upon Aggressive Actions Taken to Enhance Capital, Reduce Risk, Strengthen Management and Diversify Portfolio

Temecula Valley Bancorp Enters Agreement with Federal Reserve Bank of San Francisco to Further Enhance the Company’s Ability to Support and Strengthen the Bank

TEMECULA, Calif.--(BUSINESS WIRE)--February 18, 2009--Temecula Valley Bancorp Inc. (NASDAQ: TMCV) today announced that its wholly owned subsidiary Temecula Valley Bank has entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) and the California Department of Financial Institutions (DFI) to adopt an action program designed to further enhance the strength and stability of its operations. The Company also announced that it has entered into an agreement with the Federal Reserve Bank of San Francisco (FRB) intended to augment the Company’s ability to act as a source of strength to the Bank.

“Since my appointment as CEO in December, the entire management team has maintained a laser-like focus on addressing the areas of concern that have been raised by our regulators as part of our ongoing efforts to strengthen our operations,” said Frank Basirico, Chief Executive Officer of Temecula Valley Bancorp. “As a result, many of the prudent actions required in these agreements have been completed, while the others are nearing completion. Nonetheless, we will continue to work closely with the FDIC, the DFI and the Federal Reserve Bank to ensure that Temecula Valley Bank meets the highest standards of strength, security and performance.”

As part of the FDIC and DFI agreement, the Bank consented to the issuance of an order to cease-and-desist, which formally outlines specific areas the Bank agrees to address through the adoption and implementation of policies that further enhance the soundness of the Bank. These affirmative actions, many of which the Bank has already undertaken as part of its strategic three-year plan, include management assessment, increased Board participation and the implementation of plans to address capital, disposition of assets, allowance for loan losses, reduction in the level of classified and delinquent loans, loan portfolio diversification, profitability, strategic planning, funds management and a reduction in the level of brokered deposits. Additionally, the Bank is required to maintain specified capital levels, notify the FDIC and the DFI of director and management changes and obtain prior approval of dividend payments.

The FRB agreement requires that the Company obtain FRB approval before paying dividends, taking dividends from the Bank, making payments on subordinated debt or trust preferred securities, incurring debt or purchasing/redeeming Company stock. It also requires the Company to submit a capital plan, obtain FRB approval before appointing new directors or senior executive officers, and comply with certain payment restrictions on golden parachute payments and indemnification restrictions.

Marty Plourd, President and COO, said, “As we move forward with these agreements, we will continue to act aggressively on our strategy to strengthen our balance sheet, align our operations with the current market environment and restore the bank to profitability. To date, we have reduced headcount by 12%, significantly downsized our SBA operations, and begun to deleverage our balance sheet and to shrink our loan portfolio and reliance on brokered deposits in a systematic and orderly fashion. At the same time, we are continuing to increase our loan loss reserves prudently while building our core deposit base and diversifying our sources of stable funding.”

As previously announced in a news release dated February 3, Temecula Valley Bancorp has made substantial progress against its three-year strategic plan, which addresses many of the areas and issues raised in the regulatory agreements. To date, the Company has:

  Developed a strategy to enhance capital ratios for the Bank and the Holding Company;
  Expanded and enhanced Board supervision of management, policies and objectives;
  Developed and implemented an asset disposition plan for classified assets to reduce nonperforming loans through collection and negotiations with delinquent borrowers, and to document the improved methodology of its loan loss reserve policy;
  Developed a plan to systematically diversify its loan portfolio and reduce concentrations in land and construction loans;
  Developed a plan to systematically diversify the deposit base and reduce reliance on brokered deposits;
  Ensured that the senior management team has the talent and expertise needed to implement this strategic realignment and determined a means to retain and recruit seasoned professionals, as necessary; and
  Developed and implemented a plan to return the bank to profitable operations.

About Temecula Valley Bank

Temecula Valley Bank was established in 1996 and operates eleven full service banking offices in California, in the communities of Temecula, Murrieta, Corona, Carlsbad, El Cajon, Escondido, Fallbrook, Rancho Bernardo, San Marcos, Solana Beach and Ontario. Regional commercial and SBA loan offices are located throughout the state of California. The Bank is an SBA Preferred Lender. Temecula Valley Bancorp Inc. was established in June 2002 and operates as a bank holding company for the Bank. For more information about the Company, visit Temecula’s website at www.temvalbank.com.

Statements concerning future performance, developments, or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the U.S. government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the filings made with the Securities and Exchange Commission by Temecula Valley Bancorp Inc. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:
Temecula Valley Bancorp Inc.
Frank Basirico, CEO, 951-694-9940